SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under
 Section 13 and 15(d) of the Securities Exchange Act of 1934.

                                           Commission File Number       2-90033

                           Assumption Bancshares, Inc.
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                    (Exact name of registrant as specified in its charter)

            110 Franklin Street, Napoleonville, Louisiana 70390; (504) 369-7269
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        (Address, including  zip  code,  and  telephone   number,
             including area code, of registrant's  principal
                          executive offices)

                            Common Stock $5.00 par value per share
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                   (Title of each class of securities covered by this Form)

                                             None
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                  (Titles of all other classes of securities  for
                       which  a  duty  to  file  reports   under
                             section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)  [x]       Rule  12h-3(b)(1)(ii) [ ]
         Rule 12g-4(a)(1)(ii) [ ]       Rule  12h-3(b)(2)(i)  [ ]
         Rule 12g-4(a)(2)(i)  [ ]       Rule  12h-3(b)(2)(ii) [ ]
         Rule 12g-4(a)(2)(ii) [ ]       Rule  15d-6           [ ]
         (Rule 12h-3(b)(1)(i) [ ]

                   Approximate number of holders of record as of the
                        certification or notice date: -0-

         Pursuant to the requirements of the Securities Exchange Act of 1934, Assumption Bancshares, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE: June 30, 1997                BY:/s/ Joseph H. Montero, II
                                          Joseph H. Montero, II
                                          President and Chief Executive Officer


Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.